Exhibit 99.1

Consent of Director Nominee

NextEra Energy Partners, LP

700 Universe Boulevard

Juno Beach, Florida 33408

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of NextEra Energy Partners, LP (the “Partnership”), the undersigned hereby consents to being named and described as a person that is to become a director of the general partner of the Partnership in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, and any amendment to such Registration Statement, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

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IN WITNESS WHEREOF, the undersigned has executed this consent as of May 19, 2014.

/s/ Robert Byrne
Robert Byrne